EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Reports 2017 Fourth Quarter and Year-End Results and Announces 2018 Non-GAAP Operating Income* Guidance

Fourth Quarter Ended December 31, 2017
Net Income Per Share - $1.23
Non-GAAP Operating Income Per Share* - $0.67
Net Realized Investment Gains Per Share - $0.14
Catastrophe and Storm Losses Per Share - $0.06
GAAP Combined Ratio - 94.2 percent

Year Ended December 31, 2017
Net Income Per Share - $1.84
Non-GAAP Operating Income Per Share* - $1.22
Net Realized Investment Gains Per Share - $0.20
Catastrophe and Storm Losses Per Share - $1.82
GAAP Combined Ratio - 101.3 percent

2018 Non-GAAP Operating Income Guidance* - $1.40 to $1.60 per share

*Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP). See “Definition of Non-GAAP Information and Reconciliation to Comparable GAAP Measures” for additional information.

DES MOINES, Iowa (February 8, 2018) - EMC Insurance Group Inc. (NASDAQ:EMCI) (the “Company”), today reported net income of $26.2 million ($1.23 per share) and a loss and settlement expense ratio of 62.7 percent for the fourth quarter ended December 31, 2017, compared to net income of $21.3 million ($1.01 per share) and a loss and settlement expense ratio of 60.1 percent for the fourth quarter of 2016. The increase in net income is primarily attributed to a one-time $9.1 million deferred income tax benefit resulting from the enactment of the Tax Cuts and Jobs Act of 2017 (TCJA). Excluding this deferred income tax benefit, net income would have declined by approximately $4.2 million due to a reduction in the amount of favorable development experienced on prior years’ reserves, partially offset by improvement in the property and casualty insurance segment’s underlying loss and settlement expense ratio* (which excludes the impact of catastrophe and storm losses and development on prior years’ reserves).

“Considering the extraordinary catastrophe and storm losses incurred by the insurance industry during the year, we are satisfied with our 2017 results,” stated President and Chief Executive Officer Bruce G. Kelley. “The property and casualty insurance segment continued to perform well as the underlying loss and settlement expense ratio improved during the second half of the year. We are also encouraged by the recent improvement in the pricing environment in our property and casualty insurance segment and the reinsurance segment during the January 1st renewals.”

Kelley continued, “Fourth quarter catastrophe and storm losses in the reinsurance segment, which were primarily from the California wildfires, were mitigated by our intercompany reinsurance program. Since the retention amount under the annual aggregate treaty was filled in the third quarter, the reinsurance segment only retained 20 percent of the fourth quarter wildfire losses. The intercompany reinsurance programs we implemented in 2016 have performed as expected by reducing the volatility of our earnings.”

The TCJA was signed into law on December 22, 2017. Among other provisions, the TCJA lowered the federal corporate tax rate from 35 percent to 21 percent effective January 1, 2018. Companies are required to calculate deferred taxes using tax rates expected to be in effect when tax timing differences reverse, which, as of December 22, is now 21 percent rather than the previous 35 percent. The Company was in a net deferred tax liability position on the date of enactment, which means that the reduction in the tax rate resulted in a lower deferred tax liability. In accordance with accounting principles generally accepted in the United States of America (GAAP), this reduction in the deferred tax liability, which is reflected as a deferred income tax benefit, was recognized in net income in the fourth quarter.

The Company reported $2.0 million ($0.06 per share after tax) of favorable development on prior years’ reserves during the fourth quarter of 2017, compared to $11.8 million ($0.36 per share after tax) in the fourth quarter of 2016. The favorable development reported for the fourth quarter of 2017 is primarily attributed to the reinsurance segment, and reflects a $2.6 million cumulative reduction in the ultimate loss expectation assumption for prior accident years in the property/casualty global pro rata line of business.

The property and casualty insurance segment’s underlying loss and settlement expense ratio declined by 5.6 percentage points to 59.3 percent in the fourth quarter from 64.9 percent in the fourth quarter of 2016. This improvement primarily reflects reductions in the current accident year ultimate loss and settlement expense ratio projections in the commercial property and other liability lines of business.

For the year ended December 31, 2017, the Company reported net income of $39.2 million ($1.84 per share) and a loss and settlement expense ratio of 69.5 percent, compared to $46.2 million ($2.20 per share) and a loss and settlement expense ratio of 65.3 percent for the same period in 2016. This decline is primarily attributed to the large amount of catastrophe and storm losses incurred by the reinsurance segment during the third quarter, as well as a reduction in the amount of favorable development experienced on prior years’ reserves, partially offset by the $9.1 million deferred income tax benefit.

The Company excludes net realized investment gains/losses from the calculation of non-GAAP operating income due to the unpredictable nature of such amounts. The Company is also excluding the deferred income tax benefit that resulted from the enactment of the TCJA from the calculation of non-GAAP operating income for the fourth quarter and year ended December 31, 2017, due to the one-time nature of this event. Accordingly, non-GAAP operating income totaled $14.3 million ($0.67 per share) and $25.9 million ($1.22 per share) for the fourth quarter and year ended December 31, 2017, compared to $18.2 million ($0.86 per share) and $43.6 million ($2.07 per share) for the same periods in 2016.

The Company’s GAAP combined ratio was 94.2 percent in the fourth quarter of 2017, compared to 91.7 percent in the fourth quarter of 2016. For the year ended December 31, 2017, the Company’s GAAP combined ratio was 101.3 percent, compared to 97.7 percent in 2016.

Premiums earned increased 4.4 percent and 2.5 percent for the fourth quarter and year ended December 31, 2017, respectively. In the property and casualty insurance segment, premiums earned increased 3.5 percent for both the fourth quarter and year ended December 31, 2017. The majority of these increases are attributed to new business in both commercial and personal lines of business, growth in insured exposures and an increase in retained policies in the commercial lines of business. In the reinsurance segment, premiums earned increased 7.3 percent for the fourth quarter, and decreased 0.8 percent for the year ended December 31, 2017. The increase for the fourth quarter reflects new business in the excess of loss line of business.

Catastrophe and storm losses totaled $1.9 million ($0.06 per share after tax) in the fourth quarter of 2017, compared to $2.4 million ($0.07 per share after tax) in the fourth quarter of 2016. In the property and casualty insurance segment, reductions in the estimates of catastrophe and storm losses that occurred during the first nine months of 2017 more than offset the catastrophe and storm losses incurred during the fourth quarter. This resulted in negative catastrophe and storm losses of $335,000 ($0.01 per share after tax). In the fourth quarter of 2016, the property and casualty insurance segment’s catastrophe and storm losses were capped at $512,000 ($0.01 per share after tax) due to recoveries under the July 1 through December 31 intercompany excess of loss reinsurance treaty with Employers Mutual Casualty Company (Employers Mutual), the Company’s parent organization. No recoveries were made under the July 1 through December 31 intercompany excess of loss reinsurance treaty with Employers Mutual in 2017.

For the year ended December 31, 2017, the property and casualty insurance subsidiaries ceded $18.1 million of catastrophe and storm losses to Employers Mutual under the intercompany reinsurance program, compared to $7.5 million for the year ended December 31, 2016. Taking the loss recoveries received and the premiums paid to Employers Mutual into consideration, the intercompany reinsurance program with Employers Mutual reduced the property and casualty insurance segment’s loss and settlement expense ratios by 2.8 and 0.5 percentage points for the years ended December 31, 2017 and 2016, respectively.

In the reinsurance segment, catastrophe and storm losses totaled $2.2 million ($0.07 per share after tax) in the fourth quarter of 2017, compared to $1.9 million ($0.06 per share after tax) in the fourth quarter of 2016. The reinsurance segment incurred $10.2 million of gross catastrophe and storm losses during the fourth quarter of 2017, with approximately $7.0 million attributed to the wildfires in northern California and $2.5 million attributed to the wildfires in southern California. Having already filled the annual aggregate retention, the reinsurance segment recovered approximately $8.0 million from Employers Mutual under the intercompany reinsurance program, bringing total recoveries to $16.9 million for 2017. No recoveries were made under this program during 2016. Taking the loss recoveries received and the premiums paid to Employers Mutual into consideration, the intercompany reinsurance program reduced the reinsurance segment’s loss and settlement expense ratios by 19.2 and 9.0 percentage points for the fourth quarter and year ended December 31, 2017, respectively

For the year ended December 31, 2017, catastrophe and storm losses totaled $59.8 million ($1.82 per share after tax), compared to $47.9 million ($1.48 per share after tax) for the same period in 2016. Catastrophe and storm losses amounted to $29.6 million ($0.90 per share after tax) in the property and casualty insurance segment and $30.2 million ($0.92 per share after tax) in the reinsurance segment for the year ended December 31, 2017.

For the year ended December 31, 2017, favorable development totaled $19.6 million ($0.60 per share after tax), compared to $35.3 million ($1.10 per share after tax) for the same period in 2016. Included in the favorable development amount reported for the year ended December 31, 2017, is $4.5 million of adverse development in the property and casualty insurance segment stemming from the settlement of claims for past and future legal fees and losses on a multi-year asbestos exposure associated with a former insured.

Net investment income increased 1.7 percent to $11.8 million for the fourth quarter ended December 31, 2017, from $11.6 million for the fourth quarter of 2016. For the year ended December 31, 2017, net investment income decreased 4.2 percent to $45.5 million from $47.5 million for the same period in 2016. This decrease primarily reflects a lower book yield in the fixed maturity portfolio as well as a decline in dividend income.

Net realized investment gains totaled $4.4 million ($0.14 per share after tax) and $6.6 million ($0.20 per share after tax) for the fourth quarter and year ended December 31, 2017, compared to $4.7 million ($0.15 per share after tax) and $4.1 million ($0.13 per share after tax) for the same periods in 2016. Included in net realized investment gains reported for the fourth quarter and year ended December 31, 2017 are $1.7 million and $6.3 million, respectively, of net realized investment losses attributed to a decline in the carrying value of a limited partnership that helps protect the Company from a sudden and significant decline in the value of its equity portfolio (the equity tail-risk hedging strategy), compared to $1.2 million and $6.5 million, respectively, for the same periods in 2016.

Income tax benefit totaled $1.6 million for the fourth quarter of 2017, compared to income tax expense of $7.9 million for the fourth quarter of 2016. Income tax expense totaled $578,000 and $17.0 million for the years ended December 31, 2017 and 2016, respectively. Excluding the $9.1 million deferred income tax benefit that resulted from the enactment of the TCJA, the effective tax rate would have been 30.3 percent and 24.2 percent for the fourth quarter and year ended December 31, 2017. The effective tax rate was 27.1 percent and 26.9 percent for the fourth quarter and year ended December 31, 2016.

In 2017, the Company benefited from investments in limited liability companies that are designed to provide a return on investment through the receipt of renewable energy tax credits. The tax credits reduced income tax expense by approximately $815,000 for the year. Without these credits and excluding the one-time deferred income tax benefit of $9.1 million, the effective tax rate would have been 26.2 percent for the year ended December 31, 2017. The Company benefited from similar investments in 2016. The renewable energy tax credits reduced income tax expense by approximately $1.3 million. Without these credits, the effective tax rate would have been 29.1 percent for the year ended December 31, 2016.

At December 31, 2017, consolidated assets totaled $1.7 billion, including $1.5 billion in the investment portfolio, and stockholders’ equity totaled $603.8 million, an increase of 9.1 percent from December 31, 2016. Book value of the Company’s common stock increased 7.9 percent to $28.14 per share from $26.07 per share at December 31, 2016. Approximately 1.6 percentage points ($0.42 per share) of the increase is attributable to the one-time deferred income tax benefit resulting from the enactment of the TCJA. Book value excluding accumulated other comprehensive income increased 4.2 percent to $24.90 per share at December 31, 2017, from $23.90 per share at December 31, 2016.

Management is projecting 2018 non-GAAP operating income guidance will be within a range of $1.40 to $1.60 per share. This guidance is based on a projected GAAP combined ratio of 100.7 percent for the year and assumes moderate improvement in the loss and settlement expense ratio, partially offset by an increase in the acquisition expense ratio. The projected GAAP combined ratio has a load of 9.0 points for catastrophe and storm losses. This guidance also assumes a low-single digit increase in investment income and an effective tax rate in the mid-teens.

The Company will hold an earnings conference call at noon Eastern time on Thursday, February 8, 2018 to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s results for the fourth quarter and year ended December 31, 2017, as well as its expectations for 2018. Dial-in information for the call is toll-free 1-844-850-0550 (International: 1-412-317-5180).

Members of the news media, investors and the general public are invited to access a live webcast of the earnings conference call via the Company’s investor relations page at investors.emcins.com. The webcast will be archived and available for replay for approximately 90 days following the earnings conference call. A transcript will be available on the Company’s website shortly after the completion of the earnings conference call.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ Stock Market under the symbol EMCI. Additional information regarding the Company may be found at investors.emcins.com. EMCI’s parent company is Employers Mutual. EMCI and Employers Mutual, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking all information currently available into account. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.

The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•	catastrophic events and the occurrence of significant severe weather conditions;

•	the adequacy of loss and settlement expense reserves;

•	state and federal legislation and regulations;

•	changes in the federal corporate tax rate;

•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;

•	rating agency actions;

•	“other-than-temporary” investment impairment losses; and

•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “may”, “intend”, “likely” or similar expressions. Undue reliance should not be placed on these forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Definition of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
The Company prepares its public financial statements in conformity with GAAP. Management uses certain non-GAAP financial measures for evaluating the Company’s performance. These measures are considered non-GAAP financial measures under applicable Securities and Exchange Commission (SEC) rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. The Company’s calculation of non-GAAP financial measures may differ from similar measures used by other companies, so investors should exercise caution when comparing the Company’s non-GAAP financial measures to the measures used by other companies. The following discussion includes reconciliations of the most directly comparable GAAP financial measures to the non-GAAP financial measures referenced in this report.

Non-GAAP operating income: One of the primary non-GAAP financial measures utilized by management for evaluating the Company’s performance is operating income. Non-GAAP operating income is calculated by excluding net realized investment gains/losses (defined as realized investment gains and losses after applicable federal and state income taxes). The deferred income tax benefit that resulted from the enactment of the TCJA is also excluded in the calculation of non-GAAP operating income for the fourth quarter and year ended December 31, 2017. While realized investment gains/losses are integral to the Company’s insurance operations over the long term, the decision to realize investment gains or losses in any particular period is subject to changing market conditions and management’s discretion, and is independent of the Company’s insurance operations. While the Company’s insurance operations will benefit from the lower corporate tax rate that becomes effective on January 1, 2018, the deferred income tax benefit that resulted from the enactment of the TCJA in 2017 is a one-time event that is not expected to reoccur in the foreseeable future.

Management’s operating income guidance is also considered a non-GAAP financial measure. Net realized investment gains/losses resulting from the sale of assets are not predictable due to changing market conditions and the discretionary nature of such events. As a result, management is unable to accurately project the Company’s annual net income and therefore utilizes non-GAAP operating income in the Company’s projected annual guidance.

The Company will adopt guidance related to the Financial Instruments-Overall Subtopic 825-10 of the Accounting Standards CodificationTM during the first quarter of 2018. This guidance requires that equity investments (excluding those accounted for under the equity method of accounting or those that are consolidated) be measured at fair value, with changes in fair value recognized in net income. The Company currently classifies all of its investments in equity securities as available-for-sale, and as such, the changes in fair value are currently recognized in other comprehensive income rather than net income. Adoption of this guidance is expected to introduce a material amount of volatility into the determination of the Company’s net income, which will not be predictable due to changing market conditions. As a result, management has not attempted to incorporate any estimate of the change in the fair value of equity securities that will be included in net income into the calculation of the Company’s 2018 non-GAAP operating income guidance, and such amounts will be excluded from the calculation of non-GAAP operating income beginning in the first quarter of 2018.

Management believes non-GAAP operating income is useful to investors because it illustrates the performance of the Company’s normal, ongoing insurance operations, which is important in understanding and evaluating the Company’s financial condition and results of operations. While this measure is consistent with measures utilized by investors and analysts to evaluate performance, it is not intended as a substitute for the GAAP financial measure of net income.

RECONCILIATION OF NET INCOME TO NON-GAAP OPERATING INCOME
($ in thousands)
	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Net income	$26,184	$21,292	$39,238	$46,203
Realized investment gains	(4,390)	(4,717)	(6,556)	(4,074)
Income tax expense	1,537	1,651	2,295	1,426
Net realized investment gains	(2,853)	(3,066)	(4,261)	(2,648)
Impact of TCJA at enactment	(9,057)	—	(9,057)	—
Non-GAAP operating income	$14,274	$18,226	$25,920	$43,555

RECONCILIATION OF NET INCOME PER SHARE TO NON-GAAP OPERATING INCOME PER SHARE
	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Net income	$1.23	$1.01	$1.84	$2.20
Realized investment gains	(0.21)	(0.22)	(0.31)	(0.19)
Income tax expense	0.07	0.07	0.11	0.06
Net realized investment gains	(0.14)	(0.15)	(0.20)	(0.13)
Impact of TCJA at enactment	(0.42)	—	(0.42)	—
Non-GAAP operating income	$0.67	$0.86	$1.22	$2.07

Property and casualty insurance segment’s underlying loss and settlement expense ratio: The loss and settlement expense ratio is the ratio (expressed as a percentage) of losses and settlement expenses incurred to premiums earned, which management uses as a measure of underwriting profitability of the Company’s property and casualty insurance business. The underlying loss and settlement expense ratio is a non-GAAP financial measure which represents the loss and settlement expense ratio, excluding the impact of catastrophe and storm losses and development on prior years’ reserves. Management uses this ratio as an indicator of the property and casualty insurance segment’s underwriting discipline and performance for the current accident year. Management believes this ratio is useful for investors to understand the property and casualty insurance segment’s periodic earnings and variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophe and storm losses and development on prior years’ reserves. While this measure is consistent with measures utilized by investors and analysts to evaluate performance, it is not intended as a substitute for the GAAP financial measure of loss and settlement expense ratio.

RECONCILIATION OF THE PROPERTY AND CASUALTY INSURANCE SEGMENT'S LOSS AND SETTLEMENT EXPENSE RATIO TO THE UNDERLYING LOSS AND SETTLEMENT EXPENSE RATIO
	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Loss and settlement expense ratio	58.9%	58.7%	64.1%	64.5%
Catastrophe and storm losses	0.3%	(0.4)%	(6.3)%	(7.7)%
Favorable development on prior years' reserves	0.1%	6.6%	3.3%	5.4%
Underlying loss and settlement expense ratio	59.3%	64.9%	61.1%	62.2%

Industry Metric
Premiums written: Premiums written is an industry metric used in statutory accounting to quantify the amount of insurance sold during a specified reporting period. Management analyzes trends in premiums written to assess business efforts, and uses it as a financial measure for goal setting and determining a portion of employee and senior management awards and compensation. Premiums earned, used in both statutory and GAAP accounting, is the recognition of the portion of premiums written directly related to the expired portion of an insurance policy for a given reporting period. The unexpired portion of premiums written is referred to as unearned premiums, and represents the portion of premiums written that would be returned to a policyholder upon cancellation of a policy.

CONSOLIDATED STATEMENTS OF INCOME-UNAUDITED
($ in thousands, except share and per share amounts)
Quarter ended December 31, 2017	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$122,062	$35,582	$—	$157,644
Investment income, net	8,445	3,350	5	11,800
Other income (loss)	548	(62)	—	486
	131,055	38,870	5	169,930
Losses and expenses:
Losses and settlement expenses	71,906	26,974	—	98,880
Dividends to policyholders	2,426	—	—	2,426
Amortization of deferred policy acquisition costs	20,548	7,588	—	28,136
Other underwriting expenses	17,839	1,235	—	19,074
Interest expense	84	—	—	84
Other expenses	548	—	585	1,133
	113,351	35,797	585	149,733
Operating income (loss) before income taxes	17,704	3,073	(580)	20,197
Realized investment gains	1,863	2,527	—	4,390
Income (loss) before income taxes	19,567	5,600	(580)	24,587
Income tax expense (benefit):
Current	4,823	1,438	(175)	6,086
Deferred[1]	(4,171)	(3,471)	(41)	(7,683)
	652	(2,033)	(216)	(1,597)
Net income (loss)	$18,915	$7,633	$(364)	$26,184
Average shares outstanding				21,417,785
Per Share Data:
Net income (loss) per share - basic and diluted	$0.88	$0.36	$(0.01)	$1.23
Catastrophe and storm losses (after tax)	$(0.01)	$0.07	$—	$0.06
Favorable development on prior years' reserves (after tax)	$—	$0.06	$—	$0.06
Dividends per share				$0.22
Other Information of Interest:
Premiums written	$98,818	$36,929	$—	$135,747
Catastrophe and storm losses	$(335)	$2,234	$—	$1,899
Favorable development on prior years' reserves	$(180)	$(1,822)	$—	$(2,002)
GAAP Ratios:
Loss and settlement expense ratio	58.9%	75.8%	—	62.7%
Acquisition expense ratio	33.4%	24.8%	—	31.5%
Combined ratio	92.3%	100.6%	—	94.2%

[1]The amounts for 2017 reflect $9.1 million of deferred income tax benefit ($5.8 million for the property and casualty insurance segment, $3.2 million for the reinsurance segment, and $13,000 for the parent company) from the decline in the United States federal corporate tax rate from 35 percent to 21 percent that was enacted on December 22, 2017.

CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except share and per share amounts)
Quarter ended December 31, 2016	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$117,878	$33,166	$—	$151,044
Investment income, net	8,362	3,241	4	11,607
Other income	128	902	—	1,030
	126,368	37,309	4	163,681
Losses and expenses:
Losses and settlement expenses	69,162	21,633	—	90,795
Dividends to policyholders	2,508	—	—	2,508
Amortization of deferred policy acquisition costs	20,364	7,299	—	27,663
Other underwriting expenses	16,624	854	—	17,478
Interest expense	84	—	—	84
Other expenses	163	—	511	674
	108,905	29,786	511	139,202
Operating income (loss) before income taxes	17,463	7,523	(507)	24,479
Realized investment gains	4,709	8	—	4,717
Income (loss) before income taxes	22,172	7,531	(507)	29,196
Income tax expense (benefit):
Current	5,646	1,122	(147)	6,621
Deferred	1,309	(129)	103	1,283
	6,955	993	(44)	7,904
Net income (loss)	$15,217	$6,538	$(463)	$21,292
Average shares outstanding				21,132,500
Per Share Data:
Net income (loss) per share - basic and diluted	$0.72	$0.31	$(0.02)	$1.01
Catastrophe and storm losses (after tax)	$0.01	$0.06	$—	$0.07
Favorable development on prior years' reserves (after tax)	$0.24	$0.12	$—	$0.36
Dividends per share				$0.21
Other Information of Interest:
Premiums written	$92,969	$32,276	$—	$125,245
Catastrophe and storm losses	$512	$1,861	$—	$2,373
Favorable development on prior years' reserves	$(7,784)	$(4,048)	$—	$(11,832)
GAAP Ratios:
Loss and settlement expense ratio	58.7%	65.2%	—	60.1%
Acquisition expense ratio	33.5%	24.6%	—	31.6%
Combined ratio	92.2%	89.8%	—	91.7%

CONSOLIDATED STATEMENTS OF INCOME-UNAUDITED
($ in thousands, except share and per share amounts)
Year ended December 31, 2017	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$472,369	$134,789	$—	$607,158
Investment income, net	32,670	12,771	38	45,479
Other income (loss)	1,171	(1,519)	—	(348)
	506,210	146,041	38	652,289
Losses and expenses:
Losses and settlement expenses	302,973	118,996	—	421,969
Dividends to policyholders	7,610	—	—	7,610
Amortization of deferred policy acquisition costs	79,734	29,176	—	108,910
Other underwriting expenses	74,133	2,673	—	76,806
Interest expense	337	—	—	337
Other expenses	1,128	—	2,269	3,397
	465,915	150,845	2,269	619,029
Operating income (loss) before income taxes	40,295	(4,804)	(2,231)	33,260
Realized investment gains	4,896	1,660	—	6,556
Income (loss) before income taxes	45,191	(3,144)	(2,231)	39,816
Income tax expense (benefit):
Current	10,388	(1,606)	(778)	8,004
Deferred[1]	(2,963)	(4,447)	(16)	(7,426)
	7,425	(6,053)	(794)	578
Net income (loss)	$37,766	$2,909	$(1,437)	$39,238
Average shares outstanding				21,326,358
Per Share Data:
Net income (loss) per share - basic and diluted	$1.77	$0.14	$(0.07)	$1.84
Catastrophe and storm losses (after tax)	$0.90	$0.92	$—	$1.82
Favorable development on prior years' reserves (after tax)	$0.48	$0.12	$—	$0.60
Dividends per share				$0.85
Book value per share				$28.14
Effective tax rate				1.5%
Net income as a percent of beg. SH equity				7.1%
Other Information of Interest:
Premiums written	$484,027	$132,274	$—	$616,301
Catastrophe and storm losses	$29,587	$30,230	$—	$59,817
Favorable development on prior years' reserves	$(15,735)	$(3,884)	$—	$(19,619)
GAAP Ratios:
Loss and settlement expense ratio	64.1%	88.3%	—	69.5%
Acquisition expense ratio	34.2%	23.6%	—	31.8%
Combined ratio	98.3%	111.9%	—	101.3%

[1]The amounts for 2017 reflect $9.1 million of deferred income tax benefit ($5.8 million for the property and casualty insurance segment, $3.2 million for the reinsurance segment, and $13,000 for the parent company) from the decline in the United States federal corporate tax rate from 35 percent to 21 percent that was enacted on December 22, 2017.

CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except share and per share amounts)
Year ended December 31, 2016	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$456,467	$135,941	$—	$592,408
Investment income, net	33,886	13,591	13	47,490
Other income	594	417	—	1,011
	490,947	149,949	13	640,909
Losses and expenses:
Losses and settlement expenses	294,369	92,528	—	386,897
Dividends to policyholders	13,800	—	—	13,800
Amortization of deferred policy acquisition costs	78,493	29,910	—	108,403
Other underwriting expenses	66,463	3,149	—	69,612
Interest expense	337	—	—	337
Other expenses	721	—	2,006	2,727
	454,183	125,587	2,006	581,776
Operating income (loss) before income taxes	36,764	24,362	(1,993)	59,133
Realized investment gains (losses)	4,082	(8)	—	4,074
Income (loss) before income taxes	40,846	24,354	(1,993)	63,207
Income tax expense (benefit):
Current	12,071	6,723	(733)	18,061
Deferred	(469)	(623)	35	(1,057)
	11,602	6,100	(698)	17,004
Net income (loss)	$29,244	$18,254	$(1,295)	$46,203
Average shares outstanding				21,006,302
Per Share Data:
Net income (loss) per share - basic and diluted	$1.39	$0.87	$(0.06)	$2.20
Catastrophe and storm losses (after tax)	$1.09	$0.39	$—	$1.48
Favorable development on prior years' reserves (after tax)	$0.76	$0.34	$—	$1.10
Dividends per share				$0.78
Book value per share				$26.07
Effective tax rate				26.9%
Net income as a percent of beg. SH equity				8.8%
Other Information of Interest:
Premiums written	$463,673	$131,030	$—	$594,703
Catastrophe and storm losses	$35,299	$12,608	$—	$47,907
Favorable development on prior years' reserves	$(24,421)	$(10,928)	$—	$(35,349)
GAAP Ratios:
Loss and settlement expense ratio	64.5%	68.1%	—	65.3%
Acquisition expense ratio	34.8%	24.3%	—	32.4%
Combined ratio	99.3%	92.4%	—	97.7%

CONSOLIDATED BALANCE SHEETS
	December 31, 2017	December 31, 2016
($ in thousands, except share and per share amounts)	(Unaudited)
ASSETS
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost $1,253,166 and $1,189,525)	$1,275,016	$1,199,699
Equity securities available-for-sale, at fair value (cost $144,274 and $147,479)	228,115	213,839
Other long-term investments	13,648	12,506
Short-term investments	23,613	39,670
Total investments	1,540,392	1,465,714

Cash	347	307
Reinsurance receivables due from affiliate	31,650	21,326
Prepaid reinsurance premiums due from affiliate	12,789	9,309
Deferred policy acquisition costs (affiliated $40,848 and $40,660)	41,114	40,939
Prepaid pension and postretirement benefits due from affiliate	20,683	12,314
Accrued investment income	11,286	11,050
Amounts receivable under reverse repurchase agreements	16,500	20,000
Accounts receivable	1,604	2,076
Goodwill	942	942
Other assets (affiliated $4,423 and $4,632)	4,633	4,836
Total assets	$1,681,940	$1,588,813

LIABILITIES
Losses and settlement expenses (affiliated $726,413 and $685,533)	$732,612	$690,532
Unearned premiums (affiliated $256,434 and $243,682)	257,797	244,885
Other policyholders' funds (all affiliated)	10,013	13,068
Surplus notes payable to affiliate	25,000	25,000
Amounts due affiliate to settle inter-company transaction balances	367	11,222
Pension benefits payable to affiliate	4,185	4,097
Income taxes payable	544	2,359
Deferred income taxes	15,020	11,321
Other liabilities (affiliated $27,520 and $27,871)	32,556	32,987
Total liabilities	1,078,094	1,035,471

STOCKHOLDERS' EQUITY
Common stock, $1 par value, authorized 30,000,000 shares; issued and outstanding, 21,455,545 shares in 2017 and 21,222,535 shares in 2016	21,455	21,223
Additional paid-in capital	124,556	119,054
Accumulated other comprehensive income	69,611	46,081
Retained earnings	388,224	366,984
Total stockholders' equity	603,846	553,342
Total liabilities and stockholders' equity	$1,681,940	$1,588,813

LOSS AND SETTLEMENT EXPENSE BY LINE OF BUSINESS

	Three months ended December 31,
	2017			2016
($ in thousands)	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio
Property and casualty insurance
Commercial lines:
Automobile	$30,949	$25,989	84.0%	$28,492	$23,601	82.8%
Property	28,611	8,347	29.2%	27,720	11,822	42.6%
Workers' compensation	25,133	15,881	63.2%	25,245	11,691	46.3%
Other liability	25,296	15,188	60.0%	24,544	18,693	76.2%
Other	2,210	878	39.7%	2,128	(660)	(31.0)%
Total commercial lines	112,199	66,283	59.1%	108,129	65,147	60.2%

Personal lines	9,863	5,623	57.0%	9,749	4,015	41.2%
Total property and casualty insurance	$122,062	$71,906	58.9%	$117,878	$69,162	58.7%

Reinsurance
Pro rata reinsurance	$11,455	$5,883	51.4%	$12,142	$5,131	42.3%
Excess of loss reinsurance	24,127	21,091	87.4%	21,024	16,502	78.5%
Total reinsurance	$35,582	$26,974	75.8%	$33,166	$21,633	65.2%

Consolidated	$157,644	$98,880	62.7%	$151,044	$90,795	60.1%

	Year ended December 31,
	2017			2016
($ in thousands)	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio
Property and casualty insurance
Commercial lines:
Automobile	$118,224	$100,915	85.4%	$110,941	$93,364	84.2%
Property	108,162	59,638	55.1%	105,012	64,509	61.4%
Workers' compensation	100,552	57,332	57.0%	96,517	51,371	53.2%
Other liability	98,674	56,021	56.8%	96,630	56,738	58.7%
Other	8,719	1,655	19.0%	8,374	(12)	(0.1)%
Total commercial lines	434,331	275,561	63.4%	417,474	265,970	63.7%

Personal lines	38,038	27,412	72.1%	38,993	28,399	72.8%
Total property and casualty insurance	$472,369	$302,973	64.1%	$456,467	$294,369	64.5%

Reinsurance
Pro rata reinsurance	$44,636	$29,862	66.9%	$56,317	$31,498	55.9%
Excess of loss reinsurance	90,153	89,134	98.9%	79,624	61,030	76.6%
Total reinsurance	$134,789	$118,996	88.3%	$135,941	$92,528	68.1%

Consolidated	$607,158	$421,969	69.5%	$592,408	$386,897	65.3%

PREMIUMS WRITTEN
	Three months ended December 31, 2017		Three months ended December 31, 2016
($ in thousands)	Premiums written	Percent of premiums written	Premiums written	Percent of premiums written	Change in premiums written
Property and casualty insurance
Commercial lines:
Automobile	$26,210	19.3%	$23,199	18.5%	13.0%
Property	22,386	16.5%	21,066	16.8%	6.3%
Workers' compensation	18,278	13.4%	18,613	14.9%	(1.8)%
Other Liability	20,634	15.2%	19,359	15.5%	6.6%
Other	1,739	1.3%	1,783	1.4%	(2.5)%
Total commercial lines	89,247	65.7%	84,020	67.1%	6.2%

Personal lines	9,571	7.1%	8,949	7.1%	6.9%
Total property and casualty insurance	$98,818	72.8%	$92,969	74.2%	6.3%

Reinsurance
Pro rata reinsurance	$12,107	8.9%	$10,918	8.7%	10.9%
Excess of loss reinsurance	24,822	18.3%	21,358	17.1%	16.2%
Total reinsurance	$36,929	27.2%	$32,276	25.8%	14.4%

Consolidated	$135,747	100.0%	$125,245	100.0%	8.4%

	Year ended December 31, 2017		Year ended December 31, 2016
($ in thousands)	Premiums written	Percent of premiums written	Premiums written	Percent of premiums written	Change in premiums written
Property and casualty insurance
Commercial lines:
Automobile	$123,969	20.0%	$113,173	19.1%	9.5%
Property	110,211	17.9%	106,600	17.9%	3.4%
Workers' compensation	101,303	16.4%	99,509	16.7%	1.8%
Other Liability	100,851	16.4%	97,815	16.5%	3.1%
Other	8,965	1.5%	8,646	1.4%	3.7%
Total commercial lines	445,299	72.2%	425,743	71.6%	4.6%

Personal lines	38,728	6.3%	37,930	6.4%	2.1%
Total property and casualty insurance	$484,027	78.5%	$463,673	78.0%	4.4%

Reinsurance
Pro rata reinsurance	$42,203	6.9%	$52,996	8.9%	(20.4)%
Excess of loss reinsurance	90,071	14.6%	78,034	13.1%	15.4%
Total reinsurance	$132,274	21.5%	$131,030	22.0%	0.9%

Consolidated	$616,301	100.0%	$594,703	100.0%	3.6%

Contacts
Investors:                        Media:
Steve Walsh, 515-345-2515                Lisa Hamilton, 515-345-7589
steve.t.walsh@emcins.com                 lisa.l.hamilton@emcins.com